                                  EXHIBIT 11

                       STATEMENT RE: EARNINGS PER SHARE*
                       ---------------------------------

               National Commerce Bancorporation and Subsidiaries


                                                                                                                NINE MONTHS ENDED
                                                                  FOR THE YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                                  -------------------------------                 ------------

                                                                 1992      1993      1994      1995      1996      1996      1997
                                                                       (amounts in thousands, except per share amounts)
PRIMARY:

     Average shares outstanding..............................    47,410    48,584    48,952    49,380    49,094    49,184    49,042
     Less leveraged ESOP shares..............................        --        --      (150)     (106)     (220)     (221)        0
     Net effect of the assumed exercise of stock options -
      based upon the treasury stock method using
      average market price...................................     1,790     1,424     1,300     1,224     1,224     1,156     1,601
                                                                  -----     -----     -----     -----     -----     -----     -----
          Total..............................................    49,200    50,008    50,102    50,498    50,098    50,119    50,643
                                                                 ======    ======    ======    ======    ======    ======    ======
     Net income..............................................  $ 33,993  $ 39,406  $ 44,342  $ 49,035  $ 57,513  $ 41,764  $ 49,269
     Per share amount........................................    $ 0.69    $ 0.79    $ 0.89    $ 0.97    $ 1.15    $  .83    $  .97

FULLY DILUTED:

     Average shares outstanding..............................    47,410    48,584    48,952    49,380    49,094    49,184    49,042
     Less leveraged ESOP shares..............................        --        --      (150)     (106)     (220)     (221)        0
     Net effect of the assumed exercise of stock options -
      based on the treasury stock method using higher of
      year-end or average market price.......................     1,826     1,476     1,328     1,256     1,322     1,261     1,644
                                                                  -----     -----     -----     -----     -----     -----     -----

          TOTAL..............................................    49,236    50,060    50,130    50,530    50,196    50,224    50,686
                                                                 ======    ======    ======    ======    ======    ======    ======

     Net income..............................................  $ 33,993  $ 39,406  $ 44,342  $ 49,035  $ 57,513  $ 49,269  $ 41,764
     Per share price.........................................    $ 0.69    $ 0.79    $ 0.88    $ 0.97    $ 1.15    $  .83    $  .97


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*    Reflects all stock splits and stock dividends declared through December 31,
     1996.